Exhibit 10.41

Summary of terms and conditions of Loan Agreement by and between XL Generation AG and Albert Beerli

In November of 2004, XL Generation AG, a wholly owned subsidiary of XL Generation International Inc. (the “Corporation”) entered into an agreement with Mr. Albert Beerli (the “Agreement”). Mr. Beerli is a stockholder of the Corporation who became a director of the Corporation on March 17, 2006. The Agreement acknowledges that XL Generation AG had received loans totaling 153,000 Swiss Francs (approximately US $117,644) from Mr. Beerli during the period from the inception of XL Generation AG until March 11, 2004. During 2004 and 2005, Mr. Beerli continued to support XL Generation AG with additional funds through the payments of overhead for XL Generation AG’s offices in Zug, Switzerland. Mr. Beerli provides XL Generation AG office space at his offices pursuant to a written lease dated April 1, 2004, for which he currently charges 2,000 Swiss Francs per month (approximately $1,538). The total amount charged by Mr. Beerli to XL Generation AG for rent in 2005 was 24,000 Swiss Francs (approximately $18,454), which amounts are added each month to the total amount due to Beerli. The total balance due to Mr. Beerli at December 31, 2005 was $676,873.

XL Generation AG and Mr. Beerli intend to continue these advances by Mr. Beerli on a month-to-month basis. XL Generation AG and Mr. Beerli do not currently have any plans to enter into a written agreement regarding advances by Mr. Beerli to XL Generation AG.

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